Filed pursuant to Rule 433

Dated January 8, 2026

Registration No. 333-290939

Corporación Andina de Fomento

USD 2,000,000,000 4.625% Notes due 2036

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Positive) / S&P: AA+ (Stable) / Fitch: AA- (Positive)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Transaction Type:	SEC Registered

Currency:	U.S. Dollars (“USD”)

Total Principal Amount:	USD 2,000,000,000

Offering Price:	99.652%

Net Proceeds:	USD 1,989,540,000

Underwriting Discount:	0.175%

All-in Price:	99.477%

All-in Yield:	4.691%

Trade Date:	January 8, 2026

Settlement:	January 15, 2026 (T+5)

Maturity:	January 15, 2036

Coupon:	4.625% per annum, payable semi-annually

Spread to SOFR Mid-Swap:	+85bps

Benchmark Instrument:	UST 4.000% due November 15, 2035

Benchmark Instrument Price/Yield:	98-18+ / 4.177%

Spread to Benchmark Instrument:	+49.20bps

Yield to Maturity:	4.669%

Interest Payment Frequency:	Semi-annual

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2026

Interest Rate Basis:	30/360

Business Day Convention:	Modified Following, Unadjusted

Redemption Provisions:	Redeemable in whole, but not in part, for tax reasons

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of USD 1,000.00 and integral multiples of USD 1,000.00 in excess thereof

Clearing:	DTC / Euroclear and Clearstream (indirect participants in DTC)

Joint Book-Running Managers:	Barclays Bank PLC BofA Securities, Inc. J.P. Morgan Securities plc Standard Chartered Bank The Toronto-Dominion Bank

Names and Addresses of Representatives:

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

United States

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Standard Chartered Bank

One Basinghall Avenue

London EC2V 5DD

United Kingdom

The Toronto-Dominion Bank

60 Threadneedle Street

London EC2R 8AP

United Kingdom

Governing Law:	New York

Listing:	Application will be made to admit the notes to the official list of the Financial Conduct Authority and to the regulated market of the London Stock Exchange

CUSIP/ISIN:	CUSIP: 219868 CP9 ISIN: US219868CP97

(1)

These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

FCA/ICMA stabilization applies.

UK MiFIR Professionals/ECPs-only – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the securities will not be available to retail in the UK or EEA.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

A preliminary prospectus supplement of CAF accompanies the free-writing prospectus and is available from the SEC’s website at https://www.sec.gov/Archives/edgar/data/947438/000119312526005444/d41699d424b3.htm.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Bank PLC at +44 (0) 20 7773 9098, BofA Securities, Inc. at +1 (800) 294 1322, J.P. Morgan Securities plc at +1 866 803 9204, Standard Chartered Bank at +44 2078 855739 or The Toronto-Dominion Bank at +1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.